UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2008

Shumate Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1011 Beach Airport Road, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (936) 539-5770

12060 FM 3083, Conroe, Texas 77301

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

On October 8, 2008, we, and our wholly owned subsidiary Shumate Machine Works, Inc. (“Machine Works”) consummated the sale of substantially all of Machine Works’ assets to American International Industries, Inc. (“Purchaser”). The sale was effected pursuant to an asset purchase agreement (the “Purchase Agreement”) pursuant to which Machine Works transferred substantially all of its assets and certain enumerated liabilities to Purchaser. The aggregate purchase price was $6,703,749 consisting of assumption by Purchaser of (i) $5 million of promissory notes due Stillwater National Bank and Trust Company and (ii) $1,703,749 of certain other liabilities, including without limitation, accounts payable of Machine Works.

The Purchase Agreement also contained a purchase price adjustment whereby if the Assumed Liabilities (as defined in the Purchase Agreement) exceeded the accounts receivable, inventory, cash and pre-paid assets (otherwise known as “Negative Working Capital”), then we will issue Purchaser that number of shares of our common stock equal to the Negative Working Capital up to a maximum of $700,000. The actual number of shares to be issued is based upon the closing price for our common stock on the closing date.

The Negative Working Capital calculation will be finalized within 45 days of closing. Based upon an initial Closing Balance Sheet delivered at closing, we expect to issue approximately $420,351 of common stock to Purchaser. Based on the $0.30 closing price of our common stock on the October 8, 2008 closing date, we expect to issue 1,401,170 shares to Purchaser. However, the actual number of shares will be determined upon finalization of the Adjusted Closing Date Balance Sheet and a final determination of Negative Working Capital.

The paragraphs above describe certain of the material terms of the Purchase Agreement. Such description is not a complete description of the material terms of the Purchase Agreement and is qualified in its entirety by reference to the agreements entered into in connection therewith which are included as exhibits to this Current Report on Form 8-K.

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities.

See Item 2.01 above. We relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the shares issued in connection with the Negative Working Capital calculation discussed above.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the consummation of the transaction reported under Item 2.01 above, Larry C. Shumate resigned from his positions as our President, Chief Executive Officer and as Chairman of the Board. Mr. Shumate also resigned as an officer and director of each of our subsidiaries, Shumate Machine Works, Inc. and Hemiwedge Valve Corporation. Our board of directors appointed Kenton C. Chickering III, previously serving as a director and President of our Hemiwedge Valve Corporation subsidiary, as Chairman of the Board, President and Chief Executive Officer of Shumate Industries, Inc. to replace Mr. Shumate.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

(i) The unaudited consolidated pro forma Balance Sheet and Statement of Operations of Shumate Industries, Inc. for the six month period ended June 30, 2008; and

(ii) The unaudited consolidated pro forma Statement of Operations of Shumate Industries, Inc. for the fiscal years ended December 31, 2007 and 2006.

The unaudited pro forma financial statements as referenced above presented herein are for illustrative purposes only to reflect the transaction reported under Item 2.01 above. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable, and should be read in conjunction with the historical financial statements of Shumate Industries, Inc. The un-audited pro forma information is not necessarily indicative of the future financial position or operating results of the company after disposition of the assets set forth in Item 2.01 above.

(c)	Exhibits.

Exhibit
Number	Description

10.1	Asset Purchase Agreement dated as of August 29, 2008 by and among American International Industries, Inc., Shumate Machine Works, Inc. and Shumate Industries, Inc.*

99.1	Pro Forma Financial Information listed in Item 9.01(b) above.
* Previously filed as an Exhibit to the Current Report on Form 8-K of the registrant dated August 29, 2008 and filed with the Securities and Exchange Commission on September 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC.
(Registrant)

Date: October 14, 2008	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer, Treasurer and Secretary and Executive Vice President